

TriMas Corporation

Code of Conduct

The Power of Integrity



TriMas strives to maintain the highest standards of conduct in everything we do. The Company is strongly committed to compliance with both the letter and the spirit of all laws applicable to our business. No one in the Company, from the Chief Executive Officer to the newest employee, is ever expected or authorized to commit an illegal or unethical act, or to instruct others to do so – not in the name of business efficiency; not to get results; not for any reason.

The Company's reputation for ethical business practices is one of our most valued assets. This reputation was achieved and is maintained through the efforts of you, our employees. Every transaction that we enter into must be capable of public scrutiny without risk of embarrassment to the Company or its stakeholders. Any transaction that fails this test is unacceptable.

To evidence our commitment, the Company's Board of Directors has adopted this new Code of Conduct—The Power of Integrity. It summarizes the principles that should guide our actions in the global marketplace as we strive to be the best in everything we do. Our Code of Conduct promotes not only "doing things right" but also "doing the right thing."

I ask each person in the TriMas family to make a personal commitment to follow this Code of Conduct.

If you ever have a question or a concern about what is proper conduct for you or anyone else, you should immediately raise the issue with your supervisor, your local Human Resources representative, a Compliance manager or officer, the Company Legal Department, the employee helpline or helpline website or through other channels the Company makes available to you. Company leaders have an additional responsibility to foster a culture in which compliance with our policies and the Code of Conduct is at the fundamental core of our activities.

All of us within the TriMas family have reason to be proud of what we have accomplished. We also have an exciting future in front of us. However, each of us has a responsibility to assure that we continue to follow our commitment to the highest standards of legal and ethical conduct. Thank you for your role in making this Code of Conduct an integral part of our business.



David M. Wathen
President and Chief Executive Officer

TriMas Commitment and Values

Our reputation as an ethical company and trustworthy business partner is one of our most valuable assets and critical to our business. To safeguard our reputation and our brands, we hold ourselves to ethical behavior that goes well beyond legal minimums.



HONESTY

What we say is true and forthcoming—not just technically correct. We are open and transparent in our communications with each other and about our business performance.

TRUSTWORTHINESS

Our word is good. We keep our commitments to each other and our stakeholders. We do the right thing without compromise. We avoid even the appearance of impropriety.

RESPECT

We respect our co-workers and value their contributions and opinions. We listen carefully when others speak. We maintain fairness in our workplace and in our relationships.

RESPONSIBILITY

We speak up for what is right and report wrongdoing when we see it. We accept responsibility for our actions as individuals, as co-workers, and as a Company. We do not retaliate against those who try to do the right thing by asking questions and raising concerns.

INTEGRITY

Integrity is at the heart of everything we do. We are honest, ethical and transparent because trust is the foundation of our relationships with our customers, our communities, our stakeholders and each other.

Table of Contents





OUR CODE

How to Use the Code

The TriMas Code of Conduct is a resource to help you navigate through ethical situations you may encounter on the job. It defines what the Company expects and provides information necessary to help us act in compliance with the laws and regulations applicable to our businesses around the world. However, no code is able to address every possible situation. It does not contain all Company policies or include all details regarding any policy. It cannot be a substitute for good judgment. The Code of Conduct is intended to help each of us ask the right questions and make the right decisions.

Global Code for All

As we expand the borders of our Company, we also expand the laws with which our Company needs to comply. Our Code applies to all employees, officers and directors of any TriMas company, subsidiary, and controlled affiliates, wherever we may work. We also expect our assigned workers, agents, consultants and others doing business on our behalf to hold themselves to the same ethical standards as stated in this Code and to the specific policies for which we request their compliance.

While we embrace diversity and respect cultural differences, if a local custom or business practice violates our Code, we must follow the Code. If something permitted in our Code violates local law, we must follow local law. If you are unsure if a local law conflicts with this Code, contact the Legal Department for guidance.



Our Responsibilities

Refer to the Code and Ask Questions

Our Code should not sit on your shelf. You should refer to the Code as a guidebook for your business actions. While this Code cannot address every situation you will face, if you familiarize yourself with the Code and the policies included within, it will help you use good judgment and increase your chances of doing the right thing. Even if it defies what you are asked to do by management, even if it makes you unpopular with your co-workers, even if it may create more work for you, and even it means losing a customer or a supplier relationship, follow the Code of Conduct.

Use Resources Available to You

You will be provided training on this Code and its policies. You must take this training in a thoughtful and timely manner. Even with this training, if you are ever in doubt as to the right path to chose, the right decision to make in any situation, or whether to report a concern, you have people to help you.

Acknowledge Your Commitment

We will acknowledge our awareness and understanding that our actions will follow the Code of Conduct and the policies referred to in this Code. The acknowledgment also means that we will raise questions and concerns as provided by this Code and will assist the Company in any investigation or resolution of a possible violation of the Code, policy or law.

Consequences for Not Following the Code

The Code is important for employees to know and to follow. Violations of the Code and certain Company policies can also mean breaking the law, potentially subjecting you and the Company to criminal penalties (fines, jail sentences or both) and civil sanctions (damage awards or fines). We may need to report violations to criminal and/or civil authorities when appropriate or necessary.

What can happen if I don't follow the code?

Employees who choose not to follow the spirit or letter of this Code, any applicable laws, rules, regulations or Company policies will be subject to disciplinary action deemed appropriate by management, up to and including termination of employment. The following are examples of prohibited conduct that may result in discipline:

- Actions that violate the Code or Company policy
- Requesting others to violate the Code or Company policy
- Failure to promptly raise a known or suspected violation of the Code or Company policy
- Failure to cooperate in any investigation of possible violations of the Code or Company policy
- Retaliation against another employee for reporting an integrity concern
- Failure to demonstrate the leadership and diligence needed to ensure compliance with Company policies and applicable law
- Knowingly reporting a violation of this Code or Company policy that is false or misleading

Our Ethical Leadership

If you are a TriMas leader, you have a special responsibility to lead with integrity and to create a culture of compliance and high ethical standards. You are expected to lead by example by acting legally and ethically and to ensure that TriMas values and reputation are not compromised. Leaders need to establish a process for addressing risks of non-compliance within their work groups. Our leaders are also expected to take affirmative steps to influence others to act with the same high ethical standards.



eth·ics (eth′iks)
The study and philo
on the determination
of right conduct with
of life, etc.



What should our leaders do to create a culture of integrity?

- ***ACTIONS*** speak louder than words. Demonstrate the belief that business goals and profits never trump compliance with legal requirements and ethical principles.
- ***EDUCATE*** all employees. Ensure that employees understand the requirements of the Code, Company policies and the law.
- ***INSPIRE*** the team. Talk with groups within our organization about the importance of acting ethically and explain how our Code supports our values and our success.
- ***CELEBRATE*** achievement. Recognize and reward employees whose behavior exemplifies integrity and ethical choices.
- ***ENCOURAGE*** employees to speak up. Create an environment where employees feel comfortable raising concerns without any fear of retaliation. Do not tolerate retaliation against an employee for coming forward or for participating in an investigation.

Our Concerns

What We Believe

One of the most important responsibilities each employee has is the obligation to raise a concern about a possible violation of this Code or a Company policy. Sometimes it may seem difficult to raise such a concern. Some may feel that it is a breach of personal ethical standards to do so. If you experience that sense of conflict, it is important to remember the tremendous harm that can result from choosing not to raise a concern, including:

- Serious damage to the health, safety and well-being of you, your fellow employees, the Company as a whole, our customers and the communities in which we operate
- The loss of confidence in the Company by customers, shareholders, governments and neighbors
- Fines, damage awards and other penalties against the Company
- Fines and/or a prison sentence against individual employees

Do not remain silent when you have a legal or ethical concern. The point of raising a concern is not to get a friend in trouble, but to protect a colleague from potential harm.

Our Rule Against Retaliation

What We Believe

At TriMas, we value open, honest communication and strive for a culture in which each of us feels comfortable asking questions and raising concerns without fear of retaliation. In other words, raising an honest concern cannot be used as the reason for taking any adverse employment action, such as termination, demotion, suspension, loss of benefits, threats or harassment.



What does this mean for me?

Report suspected unethical and compliance questions immediately. It is always best to start with your manager, but feel free to use these other methods to report a concern:

Locally Within Your Business	***Resources at TriMas***
• Direct Supervisor or Manager	• Legal Department
• Human Resources Representative	• Corporate Human Resources
• Next level of management	• Officer or Director
• Company President	• Senior Management

Or Call **The Helpline**: ***Toll-Free from anywhere in the world*:** **1-800-971-4338.** Refer to the specific country **Access Codes** identified at www.trimascorp.com/ethics.htm.

Or Report on the **Helpline Website** at: www.tnwinc.com/trimascorp.

Will I be required to give my name?

When you contact the Helpline or use the Helpline Website, you are encouraged to identify yourself. This makes it easier for us to communicate with you and investigate concerns. If you provide your name, we will take all steps possible to keep your identity as confidential as possible, consistent with conducting a thorough investigation. However, you may also communicate your concern **ANONYMOUSLY,** if you prefer.

For more information about reporting concerns, please review the Global Whistleblower Policy.

Remember to:

Speak up!
Ask questions.
Get answers.

Question & Answer

I reported misconduct through the Helpline, but never heard about an investigation or other action.

If you use the Helpline or the Helpline Website and remain anonymous, you need to use a code that is provided at the end of your submission to check back for messages or questions from the person investigating your report. We seek to keep investigations and employee discipline matters as confidential as possible, so the results may not always be communicated back to you. In connection with any investigation, it is important to cooperate fully and answer all questions completely and honestly.

What if my manager tells me to do something that is dangerous and possibly illegal? I know I should tell someone but I'm afraid my manager will make my job difficult for me if I do.

The best place to raise a concern is with your manager, but because it is your manager's request that concerns you, you can contact Human Resources or call the Helpline or using the Helpline Website as some options. You will have the assurance that your concern will be investigated and that no retaliation by your manager or others will be tolerated.

Our Choices

How do I know if my decisions are consistent with our Code?

Ask yourself...



Is it legal?
Yes
Does it comply with our policies?
Yes
Does it reflect TriMas values? Would I be proud to say I did it?
Yes
Does it respect other employees, our shareholders, customers, partners, our community?
YES
a good ethical and legal decision.
No
STOP!
No
STOP!
No
STOP!
No
STOP!

I DON'T KNOW...If you are not sure of the answer to one of these questions, get help from your manager, the legal team, Human Resources, or report your question on the Helpline or Helpline website.

NO...If you answer no, or even "maybe" to any of these questions, there could be serious consequences, so DON'T DO IT! If you do, in addition to financial and legal liability for the business, it could also lead to disciplinary action against you, up to and including termination.

YES...If you can answer yes to all of these questions, you are making a decision that is compliant with this Code, our policies and our values.

OUR RESPECT FOR OTHERS

What We Believe

- Respect for others means that we treat fellow employees, customers, and vendors with respect, dignity, honesty, fairness and integrity.
- Respect for fellow employees means that we strive to provide a work environment that is diverse, inclusive, accepting, safe and secure.
- Respect for others also means that we pledge commitment to our communities and the environment.
- Respect for customers means providing safe dependable products and making sure that we source, import and export our products and materials in compliance with trade laws that affect our Company.





Our Respect for Employees

Preventing Discrimination

The diversity of our employees is a valuable asset. To create and appreciate diversity we will maintain an environment free from discrimination on the basis of gender, age, race, color, religion, marital status, national origin, ancestry, veteran status, disability, sexual orientation, gender identity or any other status protected by law.

We support equal employment opportunity for all employees and applicants. We will not unlawfully discriminate in hiring, promotions or any other condition or benefit of employment, including decisions regarding terminations. We will work to provide accommodations for applicants and employees with disabilities so that these individuals will have same access to the job selection process and to perform their jobs. In an ever-changing global market, we need to embrace, respect and leverage our differences to foster growth and innovation.

Preventing Harassment

Our work environment must be free from any form of intimidation or harassment. We will not tolerate verbal or physical conduct by an employee, customer or other non-employee that harasses or disrupts another employee's work performance or that creates an intimidating, offensive, abusive or hostile work environment. Our commitment is to create an environment that fosters mutual trust and respect.

What is considered sexual harassment?

Examples of sexual harassment include, but are not limited to: unwelcome sexual advances, verbal statements, physical contact of a sexual nature, or the display of sexually suggestive objects or pictures.

This commitment to prevent harassment requires the cooperation of all employees to speak out when a co-worker, a manager, or anyone connected to our Company, including non-employees, engages in conduct that makes them uncomfortable or intimidates them in connection with their job.

Question & Answer

One of my colleagues sends jokes to our team. The jokes often have sexual undertones and upset me and some of my co-workers. What should I do?

Ask the person to stop sending the e-mails and report the matter. Sending jokes containing racial, sexual or offensive undertones is a form of harassment and will not be tolerated.

Our Respect for Safety

A workplace free of violence, weapons and other disruptive behavior keeps our co-workers safe and able to focus on work.

Drug and Alcohol Free Workplace

Drugs, alcohol or other substances may hinder job performance, affect safety, attitude, reliability and judgment. Our policy provides:

- Using, possessing, distributing or being under the influence of alcohol or an illegal or illicit drug, while on duty, on Company premises or in Company vehicles is prohibited.
- Employees with problems related to alcohol or drugs are encouraged to seek assistance from qualified professionals and where available, from the Employee Assistance Program.
- Employees, who are using prescription or non-prescription drugs that may impair their alertness or judgment, and therefore jeopardize their safety and that of their co-workers, should inform their supervisor or manager of this fact.

Promoting Health and Safety

The Company is committed to providing a safe and healthy work environment. Employees are responsible for observing the safety and health rules, policies, practices, laws and regulations that apply to their jobs and for taking precautions necessary to protect themselves, their co-workers and other persons present in Company facilities. Employees are also responsible for immediately reporting accidents, injuries, occupational illnesses and unsafe practices or conditions to their supervisor or manager. Questions about possible health and safety hazards at any Company facility should be directed to your supervisor, manager or safety on-site coordinator.

For more information, review health and safety information on the TriMas website.

Question & Answer

I am attending a trade show on behalf of the company and they will serve alcohol at the reception. Can I drink alcohol in this instance?

Yes, provided you are legally entitled to drink and do not drink in excess or become impaired. Don't embarrass yourself or the Company with your behavior.

I suspect a fellow employee is occasionally coming to work intoxicated. I'm concerned for this co-worker's health and safety. What can I do?

Consult your supervisor who will take appropriate steps to address the situation. If you're not comfortable discussing the matter with your supervisor, contact Human Resources.

Question & Answer

I accidently spilled a container of oil on the shop floor. It was contained. Do I report this?

Yes. You should report the incident because there is a risk of harm that should be investigated to determine the cause and to be sure appropriate measures are in place to prevent any recurrence. Appropriate clean up and disposal practices must be followed to prevent harm to our employees, visitors to our facilities and the environment.

Preventing Workplace Violence

Being considerate of others and exhibiting appropriate behavior helps foster a workplace that is free from violence.

Acts or threats of physical harm or violence, hostile physical contact (including intimidation, harassment or coercion), or any other actions that are threatening or hostile in nature and occur on Company property or affect Company operations will not be tolerated.

The Company does not allow firearms, explosives or illegal weapons in Company facilities, in Company owned or leased vehicles, or while conducting Company business.

Employees are expected to report any actual or potentially violent behavior that could cause risk to others immediately to their local management.

What does this mean for me?

Be polite and respectful at all times. If you disagree with a co-worker, resolve it calmly or seek assistance of a manager. Never bully, threaten, intimidate or harm another person or their property through verbal behavior, written threats or actions.

Protecting the Environment and Our Communities

We respect the needs and concerns of the communities in which we live and work. This is exemplified by the Company's tradition of caring about the quality of the environment and complying with all applicable environmental laws, rules and regulations in all countries in which we have business operations. The Company will operate in a way that safeguards the health, safety and general welfare of its employees and the surrounding communities. Let your management team know immediately if you are aware of any improperly handled hazardous materials or if you are aware of any environmental issues that may be in violation of applicable policies, laws, rules or regulations.

Question & Answer

I'm a supervisor and one of my employees told me a co-worker has threatened to "get" him. How do I handle this?

The Company takes all threat reports seriously. Employees who engage in workplace violence almost always precede their actions by making threats. For this reason, you shouldn't attempt to second guess the seriousness of threats or assume there is a lack of intent to follow through on them. Contact your manager and your Human Resources representative immediately for advice. The possibilities of preventing a potential tragedy should outweigh any other considerations.

Our Respect for Our Work

Providing Safe and Dependable Products

The Company is committed to providing quality products and services that exceed the expectations of our customers.

Quality issues can threaten the well-being of our customers and can have a financial impact on the Company. For these reasons, it is imperative that we report any product quality issue to the quality department or senior management. The Company will thoroughly investigate quality issues and determine what corrective action measures are necessary. Quality issues can involve many areas, including product design, manufacture, installation and maintenance.












LAMONS 3 150 316L



Complying with Trade Laws

We import and export products and materials in order to provide our customers with quality products. This activity requires our Company to be sure that we comply with all applicable trade sanctions. Trade sanctions restrict our ability to trade materials and products with certain specified countries, persons and entities.

How do we know if we are compliant?

For exporting products from the U.S., there is a list of countries and individuals that are subject to trading restrictions identified on government websites: Office of Foreign Assets Control (OFAC) and Specially Designated Nationals List (SDN). We must check these websites any time we contemplate doing business with a foreign country or public or private sector persons from that country. If they are on this list, we must obtain the prior approval of Company management and the Company Legal Department before sending products.



Are there any other rules about sending or receiving products from other countries?

Export Laws

Our products or materials that are exported are subject to multinational export control laws. For example, under the United States export control laws, the export or re-export of certain controlled commodities and technology from the U.S. to another country requires a validated export license. Under certain circumstances, these laws also prohibit subsidiaries of U.S. companies, including those located outside the U.S., from dealing directly or indirectly without an export license.

Regardless of the country in which you are working, U.S. export control laws apply to: (1) the re-export of certain U.S. origin commodities and technical data from countries outside the U.S.; (2) U.S. origin parts and components used in the manufacture of a non-U.S. end-product for export or re-export and; (3) non-U.S.-produced products that incorporate U.S.-origin technical data. The disclosure of technical information to a foreign national, including our own employees, whether in the U.S. or elsewhere in the world, may be subject to export controls.

If you have questions, ask your export advisor or the Legal Department.

Customs Laws

Customs laws apply to intracompany transactions and our transactions with outside parties. These laws require us to determine the correct classification, value and country of origin of all our imports. We must be able to show that we use reasonable care to ensure that our imports comply with all applicable laws. This requires, at a minimum, reporting complete, accurate and detailed information regarding any imported product, its place (or places) of manufacture and its full cost. Make sure any products you import meet the relevant customs laws.

OUR COMMITMENT TO BUSINESS INTEGRITY

TriMas' reputation depends upon the actions and integrity of its employees and those outside the Company who we hire to help advance our business. It is imperative that we avoid any relationship or activities that might impair, or even appear to impair, our ability to make objective and fair decisions when performing our jobs. We all owe TriMas a duty to advance its legitimate interests and must never use TriMas property or information for personal gain. We should never take personal advantage of opportunities that arise in performance of our duties.

We, at TriMas, have a responsibility to conduct our business with integrity to protect those who invest in our company and rely on us to maintain our good reputation in the marketplace.



Preventing Corruption

We are committed to winning business only on the merits, including the superior quality of our products and our service to the customer. Corruption impedes the justice necessary for trustworthy markets. We do not tolerate giving bribes to anyone to gain their business or to develop important business relationships. This commitment extends to anyone we choose to act on our behalf.

What does this mean for me?

Never provide anything of value that could be perceived as a payment for obtaining, directing or retaining business, especially if it involves a governmental official which includes employees of state or country-owned businesses. This also means that you cannot provide a payment to "facilitate" a government process.

Use a fair selection process and perform adequate due diligence before choosing our business partners. These third parties should always agree to abide by our rules against bribery and corruption.

Always fully comply with all anti-bribery laws and our Global Anti-Corruption Policy.

What about gifts and entertainment expenses?

Gifts and entertainment must be reasonable and related to promotion of the Company. There are special rules relating to gifts and entertainment provided to foreign government officials. These rules are also stated in our Global Anti-Corruption Policy.

Remember
Make sure you have valid business reason before giving a gift and that it is not in exchange for any improper advantage. This includes event tickets, commemorative gifts, and promotional items. Never use your own money to buy a gift to avoid reporting it or to avoid the established approval process.

Question & Answer

I am working on a project to open a new facility in another country, but a local official expects a "special fee" of $300 to get a permit within 30 days so we can meet our internal deadlines for this project. I understand this is customary for this country. Can I pay him?

No. Even though the amount is small, this is an illegal bribe - even if "everyone does it." If you feel pressured to pay a bribe, firmly say no and immediately notify your manager, your finance leader or the Legal Department.

One of our independent contractors is working to develop business for us in another country. He has requested that his fee is paid in cash, to an account outside the country. As long as I report the payment, can I do it?

Payments in cash or to account outside the country are Red Flags that should be raised with your manager so that we can determine if this is someone with whom we want to do business. If he is making an illegal bribe to get business, we will be held legally responsible.

Avoiding Bribes and Kickbacks

As we do not seek to gain any improper advantage through the use of gifts, entertainment, gratuities and other courtesies, similarly, our judgment should not be compromised through the receipt of such courtesies. Depending on your role, you may have an opportunity to accept gifts, meals, travel and other things of value in your dealings with customers, suppliers and other third parties that do business with our Company. You should never solicit or accept a personal benefit of any kind in exchange for securing our business or for giving a customer or supplier favorable terms.

What is acceptable to receive from a vendor?

It is never acceptable to receive cash or the equivalent, such as a gift card. Commemorative or promotional gifts of nominal value are generally acceptable. Discounts or other benefits are usually acceptable if they are generally available to the public or to other Company employees. Gifts intended to benefit the Company may be of greater value but must be turned over to the Company for appropriate disposition.

Business meals and entertainment must be unsolicited, customary, infrequent, reasonable in value and provided for a legitimate business reason.

Question & Answer

A new vendor offered to host my team at a sports event. Can we go?

While social events with customers or suppliers represent valuable team building opportunities, you should not let this type of offer influence your business judgment. This offer should only be accepted with your manager's approval. Her approval may depend upon the value of the tickets offered and whether the offer was made prior to approval of the vendor to do business with our Company.

A supplier I work closely with offered me a 50% discount on their products. Is this appropriate?

You should not accept a personal discount unless the supplier offers the discount to the general public or to all Company employees.

Avoiding Conflicts of Interest

A conflict of interest can occur when our personal activities, investments, associations or relationships compromise our judgment or our ability to act in the best interest of the Company. We must scrupulously avoid even the appearance of a conflict between personal interests and those of the Company. Any potential conflict must be promptly disclosed in writing to your manager and Finance Department representative to avoid any corrupt action based on the conflict. You can use the form at the end of the Code.

Do not take a corporate opportunity for your own benefit.

You are prohibited from accepting personal gain from the use of Company property or information or because of your position, which includes using your position to hire a family member. It would also be a conflict of interest to supervise a family member.

Do not choose a supplier based on personal interest instead of in a fair manner.

Select suppliers in a fair, equitable and nondiscriminatory manner based upon appropriate criteria such as quality, price, service, delivery, financial strength, capabilities, terms and similar competitive factors.

When you are involved in the purchasing process, you must be fair and objective and never base your decisions on personal interest. You should not take unfair advantage whether through improper manipulation, concealment, abuse of privileged information, misrepresentation of material facts or through some other unfair dealing practice.

Do not be involved in outside activities that compete with the Company or take time away from performing your job.

We all have a duty to advance the Company's legitimate interests when the opportunity arises and are prohibited from competing against the Company. Our duty of loyalty conflicts with outside activities that impact our ability to do our best for the Company.

Do not make political contributions on behalf of the Company.

You should not make a contribution of Company funds, property or services to any political party, committee, candidate or holder of a public office. In some instances a political contribution may be approved, for example, to the operation of a political action committee.

For more information, review the Conflicts of Interest Policy

Question & Answer

I'm going to be selecting several consultants to provide services in connection with a long-term systems project. My brother is a computer consultant and I consider him highly qualified for the type of work I need. Can I hire him?

No. Although he may be qualified, hiring him would create the appearance of a conflict in interest. This doesn't mean your brother can't consult for the Company. However, you cannot be involved in the decision to hire him or be involved in supervising his work.

Not Trading on Inside Information

What is "inside information"?

Inside information is "material nonpublic information." Material non-public information is information that could affect securities prices, either positively or negatively, and that is not generally available to the investing public.

What does that mean for me?

If you have material nonpublic information relating to TriMas or any of our businesses, you may not buy or sell TriMas securities or engage in any other action to take advantage of, or pass on to others, that information. This also applies to trading securities of another company, for example TriMas customers, suppliers, vendors and business partners, if you have inside information about that company that you obtained by virtue of your position at TriMas. Even the appearance of an improper transaction must be avoided. Insider trading violates the Code and the law. This type of violation can result in severe civil or criminal penalties, including imprisonment.

Be careful what you say.

If you pass along material nonpublic information to friends or family in circumstances that suggest you were trying to help someone make a profit or avoid a loss, this is considered insider trading. This type of disclosure could also be a breach of corporate confidentiality. For this reason, be careful to avoid discussion of sensitive information anywhere that others my hear it.

Question & Answer

I know my sister holds TriMas stock and I happened to mention that I was working long hours because we were trying to close a deal that would really boost our sales for the 4th quarter. If my sister buys additional stock based on this information, could that be illegal?

Yes. If the deal was material nonpublic information, you would be in violation of insider trading laws because of the "tip" to your sister, and your sister would be in violation for buying securities based on that information.


NASDAQ
2062.57

Using Fair Business Practices to Compete

We comply with competition laws in all countries where we conduct business, also known as antitrust laws. These laws protect us, our customers and the public against unfair business practices that can restrict trade and reduce competition.

What are unfair business practices?

Unfair business practices include:

- Agreements among competitors to fix or control prices or terms and conditions
- Boycotts of specified suppliers or customers
- Misrepresenting information about our Company or competitors to obtain or retain business
- Disparaging or defaming our competitors
- Coordinating with competitors to allocate products, territories or markets
- Competitor agreements to limit the production or sale of products for anti-competitive purposes
- Price discrimination among customers
- Tie-in sales or certain other restrictive agreements with suppliers and customers
- Exclusive dealing arrangements

The antitrust laws are complex and the requirements are not always obvious, so the Company has adopted guidelines to assist you to better understand antitrust laws and how it impacts our way of doing business. For more information, review our Anti-Trust Policy and Guidelines.

Questions about any particular situation should be directed to the Legal Department before you take any action.

Question & Answer

One of our competitors asked me to agree to establish territories so that we could both dominate in our own regions. If it helps our overall market share, is this really a problem?

Yes. Agreements to limit the competition in a particular market is an unfair business practice and a violation of antitrust laws.

I recently attended an industry association meeting. While at a lunch, one of a competitor's representative mentioned to another that his company was reworking its bid strategy. While I knew I shouldn't take part in the conversation, I stayed to listen. I didn't want to miss an opportunity for a competitive advantage. Is this okay?

No. You should never be present for any conversations with competitors about bidding, pricing or other anti-competitive topics, even if you are only listening. You should have excused yourself from the lunch meeting immediately and affirmatively stated that you did not want to listen to any discussion about a competitor's strategy. You should also report the incident to your manager or the Legal Department.

Integrity of Financial Statements

Financial records serve as a basis for managing our business and are important in meeting obligations to employees, customers and suppliers, as well as for compliance with regulatory, tax and financial reporting requirements. We all share the duty to maintain accurate and reliable business records. Every entry of financial information must be made in a truthful, accurate, legible and timely manner.

What are examples of business records?

Business records may be in the form of accounting records, audit reports (both internal and external), research reports, sales reports, purchasing reports, manufacturing and quality documents, expense reports and employee time sheets, as well as Company financial records, including our filings with the Securities and Exchange Commission.

We comply with generally accepted accounting principles and endeavor to make full, fair, accurate, timely and understandable disclosure in our reports and filings with the Securities and Exchange Commission and in our other public communications. Our integrity should never be compromised in order to achieve financial results. If any employee ever has concerns about any aspect of the Company's financial disclosures, the employee should talk to his or her Finance Department representative or the Company's Legal Department, or use the employee helpline or helpline website.

Question & Answer

My manager is on vacation and I discovered errors in some accounting entries. Should I wait for her to return to discuss it?

No. If you find an error, report it immediately using one of the other reporting options available to you.

I have quarterly target numbers and my performance evaluation depends on making them. I try to go by the book, but when the pressure is on, it's hard to deal with rules, regulations and paperwork. It just slows me down. I'm a good performer and I know how to get the job done, so why don't they just let me do it my way?

It's true that there is pressure these days to perform and produce. No matter how much emphasis is put on making numbers, the Company does not want you to cut corners. Rules and regulations were put in place to ensure that our Company complies with the law and the standard accounting procedures. Breaking the law, or even stretching a Company policy, can have effects far beyond the immediate gratification of making your numbers.

What do I need to know about reporting travel and entertainment expenses?

- Travel and entertainment should be consistent with the needs of the business. The Company's intent is that you neither lose nor gain financially as a result of business travel and entertainment.
- Employees must submit timely and accurate expense reports and comply with Company expense reimbursement policies. Employees who approve travel and entertainment expense reports are responsible for the propriety and reasonableness of expenditures, for ensuring that expense reports are submitted promptly and that receipts and explanations properly support reported expenses.

For more information, review the applicable Business Travel and Entertainment Policy.


PASSPORT

Question & Answer

Company policy allows me to be reimbursed actual costs for meals when I'm traveling on Company business without the need to obtain a receipt if the meal is under $25. If I don't actually incur meal expenses while I'm away, can I request reimbursement for the total amount I might have spent for these meals?

No. While it's true that you are allowed reimbursement for meals while on Company business, if you don't incur an expense, you are not otherwise entitled to this money. You should only request reimbursement from the Company for the exact amount you actually spend for such meals or other reimbursable items. Further, you are not permitted to pay for the meals of others (such as your spouse) from Company funds. Company money should never be used for non-Company matters.

I work in sales and regularly travel for work. My assistant usually creates my expense reports. They don't change much—same hotels and similar mileage. Is it okay for him to repopulate recurring charges for me?

No. Having your assistant enter expenses before reviewing your actual receipts is not recommended. If there is a discrepancy and you fail to correct it, you are accountable.

Ethical Obligations of Finance Officers

Our CEO, CFO, Controller and our finance department employees who have financial reporting responsibilities ("Finance Officers") bear a special responsibility for promoting integrity throughout TriMas, with responsibilities to stakeholders inside and outside TriMas. Finance Officers must adhere to these principles themselves and foster a culture within TriMas that ensures the fair and timely reporting of financial results. Because of this special role, the following principles apply to each Finance Officer:

1. Act with honesty and integrity and exercise reasonable good faith, avoiding actual or apparent conflicts of interest between personal and professional relationships.

2. Assure full, fair, accurate, timely and understandable disclosure in reports and documents that TriMas files with, or submits to, governmental agencies and in public communications.

3. Comply with applicable rules and regulations of federal, state, provincial and local governments, and private and public agencies.

4. Act in good faith, responsibly, and with due care, competence, and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

5. Respect the confidentiality of information acquired in the course of work, except when authorized or legally obligated to disclose the information. Confidential information should not be used for personal advantage

6. Share knowledge and maintain skills important and relevant to stakeholders' needs.

7. Proactively promote and be an example of ethical behavior.

8. Achieve responsible use of and control over assets and resources employed by or entrusted to you.

9. Promptly inform the General Counsel and Audit Committee of any known violation of these Code of Conduct obligations

Reporting violations of the Code

Violations of these Code of Conduct obligations applicable to Finance Officers, including a failure to report potential violations and any conflicts of interest, will be viewed as a severe disciplinary matter that may result in disciplinary action, up to and including termination of employment. The Audit Committee shall determine appropriate actions to be taken.

No express or implied waiver or amendment of the Code of Conduct obligations of Finance Officers shall be effective without Audit Committee or full Board of Directors' approval.



Protecting Our Company Assets

We have a responsibility to protect Company assets. Theft, carelessness and waste have a direct impact on the Company's profitability and success. Company assets should be used for legitimate business purposes only.

How do we protect our assets?

The Company has established internal control standards and procedures to ensure that assets are protected and properly used and that records and reports are accurate and reliable. Employees share the responsibility for maintaining and complying with required internal controls.

Confidential and Proprietary Information

We commit to protecting the Company's confidential and proprietary information and acting responsibly with the sensitive information of employees, customers and stakeholders.

What is considered confidential and proprietary?

Information created by the Company in the conduct of its business – such as customer and supplier information, employee data, financial information, research data, strategic plans, statistical information, product development plans and trade secrets – is considered by the Company to be confidential and proprietary.

How do we protect this information?

- Do not disclose Company information to anyone who does not need to know the information to perform their job.
- If a third party needs to have the information, be sure that it has a confidentiality agreement protecting the information.
- Company confidential or proprietary information gained from your employment should not be used for personal purposes or for the benefit of persons outside the Company— only for the specified business purpose.
- Take adequate care to ensure that confidential and proprietary information is not misused, such as sending information meant only for internal use by e-mail to an external e-mail address.

Data Privacy

We respect privacy related to personal information, including medical information, financial information, personal contact information and other data relating to personal characteristics, opinions, beliefs and affiliations of other employees, customers or third party related to our business. It is critical that we safeguard this information and follow the same rules for protecting our Company's confidential information

Consult with the Legal Department before transferring personal information to individuals between countries and before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit personal information.

Intellectual Property

Among the Company's most valuable assets is our intellectual property such as patents, trademarks, trade secrets, copyrights and other similar proprietary information. To protect this asset, we establish, protect, maintain and defend our rights in all commercially significant intellectual property and use those rights in responsible ways.

In addition to protecting the Company's intellectual property rights, we respect the valid intellectual property of others. Unauthorized use of the intellectual property rights of others may expose the Company to civil lawsuits and damages. In many countries, theft and misappropriation of trade secrets, proprietary information or other intellectual property may result in significant fines and criminal penalties against both the Company and the individual. New Company products, services, processes and software, as well as any proposed use of the intellectual property of others, should be timely and reasonably reviewed. Make sure that your manager knows about such use so that they can notify the Legal Department, when appropriate, to take or defend legal action.

How do I protect our intellectual property and avoid unauthorized use of other's intellectual property?

- Consider that photocopying, excerpting, electronically copying or otherwise using copyrighted materials may be prohibited by law. Even if the material is available for copying, such as information downloaded from the Internet, this does not mean it is automatically permissible to copy or re-circulate (for example, by email or by posting to an intranet site).
- All copies of work that can be made public must bear the prescribed form of copyright notice.
- Our intellectual property includes your ideas, inventions and works of authorship relating to our business that you create during your employment with the Company or while using the resources of the Company. This means that you are required to promptly disclose all such developments to management so that the Company can evidence ownership or to obtain legal protection.

Maintaining Our Records

Company records are important assets. Familiarize yourself with what is and is not a Company record and make sure you are following the TriMas Record Retention Policy. Some guidelines to remember:

- Preserve, maintain and destroy all business records in accordance with established records retention schedule and policies
- Never improperly alter business records
- Do not alter, destroy or discard business records that are subject to a legal hold. A legal hold may be issued as the result of a pending or threatened litigation, governmental inquiry or under subpoena or other legal information request.

Using Electronic Information and Social Media

We cannot be effective as a Company without our ability to communicate with each other, our customers, our suppliers and others that are important to our business. To do this, we use Company assets such as e-mail, phones and other electronic devices to send and store Company information. We may also use social media to reach our customers and to communicate with others about our Company. The Company has established rules and responsibilities which govern not only our use of Company-provided communication tools, but also our use of social media as it relates to communications about the Company, employees, customers or others connected with our business. Among these responsibilities are:

- Keep passwords and personal security codes confidential
- Protect the Company's confidential information
- Treat other employees with dignity and respect in your communications

For more information about electronic communications and use of social media, see our Global Electronic Communications Policy.

Question & Answer

I have a child in college. We commonly communicate with each other via e-mail. Can I give my child my e-mail address at work?

Yes. The e-mail system is Company property and should be used primarily for conducting Company business. However, Company communication systems may occasionally be used for personal messages provided that such use is infrequent, does not interfere with timely completion of your work and is in compliance with our Global Electronic Communications Policy.

If I use my Linked In account to maintain personal contact information of my colleagues, can I use my work e-mail address to register my account?

No. While you may access social media at work on occasion so long as it does not interfere with your work, you may not use Company systems, including your Company e-mail to register for networking sites, unless required for your job.

Appropriate Response to Outside Requests

Our Response to Regulatory and Legal Inquiries

To safeguard the Company's legal rights, inquiries from federal, state and local governmental authorities should be immediately referred to the Company's Legal Department unless you have been specifically authorized to respond to such inquiries. Examples of governmental inquiries include requests for information, investigation notices, subpoenas and search warrants.



Our Corporate Communications

We strive to be professional and consistent in our communication with those outside the Company. To achieve this goal, all contact with investors, analysts and the media (newspapers, magazines, trade publications, radio, television or other external source), including requests for information and interviews, should be directed to the TriMas Vice President of Investor Relations and Global Communications. If you are exposed to media contact as part of your job, remember that they should be aware that the Company's standard corporate policy is not to comment on rumors or speculation regarding its activities.

Senior management and our communication specialists who regularly communicate with securities market professionals and holders of TriMas debt or equity securities must comply with regulations by the Securities and Exchange Commission. Whenever we disclose material, non-public information to certain persons, the Company must also disclose that information to the general public either simultaneously (for intentional disclosures) or promptly (for inadvertent disclosures).





Appendix: Policies in Our Code

- Global Whistleblower Policy (Page 9)
- Global Anti-Corruption Policy (Page 18)
- Conflict of Interest Policy (Page 20)
- Anti-Trust Policy and Guidelines (Page 22)
- Global Electronic Communications Policy (Page 28)

The **Code of Conduct** can be found at:
http://www.trimascorp.com/pdf/Code%20of%20Conduct%201-1-2012.pdf or http://ir.trimascorp.com/governance.cfm

The **Whistleblower Helpline Website** can be found at:
https://www.tnwgrc.com/Trimascorp/,
http://www.trimascorp.com/ethics.htm, or
http://ir.trimascorp.com/governance.cfm?pagesect=hotline

Policies and **translations** can be found at:
http://www.trimascorp.com/ethics.htm